SECURITIES AND EXCHAGNE COMMISSION
                             Washington D.C. 20849

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                      PIONEER HI-BRED INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          Iowa                                              42-0470520
    (state or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                     Identification No.)

         800 Capital Square, 400 Locust Street, Des Moines, Iowa 50309
                    (Address of Principal Executive Offices) (Zip Code)

                      PIONEER HI-BRED INTERNATIONAL, INC.
                                  SAVINGS PLAN
                            (Full title of the Plan)

                                  Susan Griggs
                     800 Cap[ital Square, 400 Locust Street
                             Des Moines, Iowa 50309
                                 (515) 248-4820

                    (Name and address of agent for service)
                    (telephone number, including area code,
                           name of agent for service)

-----------------------------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------

                                          Proposed             Proposed
                                            Maximum            Maximum
Title of securities      Amount to be   offering price per     aggregate        Amount of
 to be registered        Registered (1)      share(2)        offering price      registration fee
-------------------      -------------- ------------------  --------------      -----------------
Common Stock
 Par value $1            2,000,000         $31.0625            $62,125,000         $18,370.00
-------------------------------------------------------------------------------------------------

(1) Pursuant to rule 416 (c) under the Securities act of 1933, this registration statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan described herein.
(2) Estimated solely for purposes of calculation of the registration fee pursuant to Rule 457(h) and based on the average of the high and low prices of the Common Stock of Piioneer Hi-Bred International, Inc. as reported on September 11, 1998 in the New York Stock Exchange.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2   Registrant Information and Employee Plan Annual Information.*

          *Information required by Part 1 of Form S-8 to be contained in the Section10(a) prospectus is omitted from this Registration Statement in accordance with Rute 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part 1 of Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

          (i) The Company's latest annual report on Form 10K, for the fiscal year ended August 31, 1997, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934;

          (ii) The Pioneer Hi-Bred International, Inc. Savings Plan's latest annual report, filed pursuant to section 13(a) or 15(d);

          (iii)     All Quarterly Reports and other reports filed pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (i) above;

          (iv) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated October 19, 1995, (Registration Statement No. 95581557), including any amendment or report filed for the purpose of updating such description and;

          (v) The description of the Preferred Share Purchase Rights attached to Common Stock contained in the Company's Registration Statement on Form 8A/A-1 (Registration statement No. 001-11551), filed December 17, 1996, as amended in the Company's Registration Statement on Form 8-A/A-2 (Registration Statement No. 97672184), filed August 28, 1997, including any amendment or report filed for purposes of updating such description.

          All reports and other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act:) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities offered hereunder have bben sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

          For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or susperseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

          Not applicable

Item 5.  Interests of Named Experts and Counsel.

          None

Item 6.   Indemnification of Directors and Officers.

Iowa business Corporation Act. the Company is subject to the Iowa Business Corporation Act (the "Act") which provides for or permits indemnification of Directors and officers in certain situations. Unless limited by its Articles of Incorporation, indemnification is mandatory for a Director or an officer (not an employee) who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the Director or officer was a party because such person is or was a Director or officer of the corporation against reasonable expenses incurred by the Director or officer in connection with the proceeding. In addition, unless the Articles of Incorpoiration provide otherwise, a Director or officer may apply for limited court ordered indemnification if certain standards are met.

The Act by its terms expressly permits indemnification where a Director, officer, employee or agent acted in good faith and in a manner such person reasonably believed to be in (if acting in its official capacity), or not opposed to, the Company's best interests, and, in a criminal action, if such person had no reasonable cause to believe that his or her conduct was unlawful. No indemnification is permitted in connection with a proceeding by or in the right of a corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the Director, whether or not involving action in an official capacity, in which the person was adjuged liable on the basis that personal benefit was improperly received.

The Act also permits advancement of expenses to a Doirector, officer, employees or agents upon 1) receipt of an undertaking by such to repay all amounts advanced if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation; 2) the person furnishes the corporation a written affirmation of the person's good faith belief he or she has met the applicable standard or conduct; or 3) determination is made that the facts then known to those making the determination would not preclude indemnification.

Generally, the above pprovisions of the Act are permissive in nature. The only indemnification requirement imposed by the Act is that, unless limited by its Articles of Incorporation, a company must indemnify a Director or officer against reasonable expenses incurred in connection with the wholly succesful defense of a proceeding.

The Act specifically provides that, subject to certain limitations, its terms shall not be deemed exclusive of any other right to indemnification to which a Director or officer may be entitled under a corporation's Articles of Incorporation or Bylaws, or any agreement, vote of shareholders or disinterested Directors, or otherwise. However, indemnification cannot be provided in the case of 1) breach of the director's duty of loyalty to the corporation or shareholders; 2) an act or omission not in good faith; 3) an intentional misconduct; 4) a knowing violation of the law; 5) a transaction from which the person seeking indemnification derives an improper personal benefit; 6) liability for certain unlawful distributions; and 7) the person being adjudged liable to the corporation in a proceeding by or in the right of the corporation. Indemnification by or in the right of the corporation is limited to reasonable expenses in connection with the proceeding.

THE ABOVE IS A SUMMARY OF THE ACT WHICH SHOULD BE READ AND REVIEWED CAREFULLY.

Bylaws. Under the Bylaws and Indemnification Agreements, officers, Directors and employees will be indemnified to the fullest extent permitted by law. Under the current Iowa law, indemnification is generally not permitted in the circumstances set forth in the last full paragraph of the section titled "Iowa Business Corporation Act."

The key terms of the Bylaw provisions are the following:

     a) The Company is reuired to indemnify officers, directors and employees for expenses and liabilities by reason of the fact that such person is or was a director, officer or employee of the Company or while a director, officer or employee of the Company was serving for another entity at the request or with the approval of the Company to the fullest extent permitted by law as the law exists or may thereafter be amended (but only to the extent greater protection is permitted). The provision does limit indemnification for proceedings initiated by the indemnitee, except with Company consent, to enforce the indemnification provision;
     b) Mandatory expense advancement is provided upon a promise to repay if it is later determined that the person was not entitled to indemnification;
     c) The following make determinations as to whether the applicable standard was met: 1) the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, 2) if a quorum cannot be obtained, a committee duly designated by the board of directors, in which designation directors who are parties may participate, consisting solely of two or more directors not at the time parties to the proceeding, 3) special legal counsel of 4) the shareholders;
     d) Partial indemnification is provided if some but not all liabilities and expenses are entitled to indemnification;
     e)   Company consent to settlement is required;
     f) An individual may bring suit to enforce the Bylaw provisions if they are not paid within 60 days after a written claim;
     g) The rights under the Bylaws are nonexclusive of other rights to indemnification;
     h) The Company is authorized to set up trusts for payment of indemnification (the Company does not currently anticipate setting up such a trust);
     i) The Company is authorized to provide insurance (the Company currently has insurance);
     j) The right to indemnification is contractual and cannot be amended retroactively;
     k) Indemnification is provided for suits to enforce the contractual rights;
     l)   The Company is provided subrogation rights;
     m)   The potential indemnitee must provide notice of proceedings;
     n) The Company is entitled to participate in any suit or to asusme the defenses of the indemnitees, with counsel reasonably satisfactory to the indemnitee. Indemnitee shall haave the right to employ its own counsel. After the Company assumes defense, fees and expense of such counsel will be at the expense of the indemnitee unless 1) authorized by theCompany; 2) the Company has not employed counsel or cannot in good faith without conflict assume the defense of indemnitee; or 3) the counsel selected by the Company does not in fact assume the defense;
     0) The Company may, by Board of Directors resolution, provide indemnification to officers, directors or employees of other entities not otherwise provided indemnification by the Bylaws. The Company is reviewing which officers, directors and employees of its affiliates it may want to provide indemnification protection;
     p) Indemnification and advancements are provided to an indemnitee for serving as a witness; and
     q) Directors, officers or employees are provided the protection stated above for serving employee benefit plans.

Indemnification Agreements. The Indemnification Agreements are Intended to supplement the indemnification provisions of the Bylaws in order to attract and retain qualified Directors and officers.

The terms of the Indemnification Agreements closely parallel the Bylaws. The Indemnification Agreements reuire indemnifications of and advancement of expenses for directors and officers to the fullest extent allowed by law as now exist or may be amended, but only to any extent greater protection is provided.

The Indemnification Agreements also set forth a number of procedural and substantitve matters which presently are not covered or are covered in less detail in the Bylaws, including the following:

First, each Indemnificatin Agreement requires that, at the time of any Change in Control, as defined in the Indemnification Agreement, the Company will obtain at its epxnes and maintain for the duration of the Indemnification Agreement an irrevocalbe standby letter of credit in the amount of $1,000,000 or more in favor of each person covered by an agreement to secure the oblications of the Company under the Indemnification Agreement. A person covered by an Indemnification Agreement could draw upon the letter of credit any time after he or she makes a demand upon the Company for payment of a claim for indemnification which is not subsequently paid by the Company. Each letter of credit would provide a person covered by an Inemnification Agreement with the assurance that, notwithstanding the inability of the Company or unwillingness of a new Board of directors to pay for indemnification under the Indemnification Agreement, the person will have a minimum amount of protection from liability.


Second, the Indemnificatin Agreements establish a presumption that a person covered by an Indemnification Agreement has met the applicable standard of conduct required for indemnification, and the Company has the burden of proof (by clear and convincing evidence) to overcome such presumption in reaching any contrary determination. The terminatin of any claim, issue or matter does not adversely affect the right to indemnification or create a presumption that the person did not act in good faith. Reliance on certain information is deemed to be in good faith and knowledge and actions of others is not imputed to the indemnitee. The right of a person covered by an Indemnification
Agreement to indemnification under the Indemnification Agreement will be determined by a forum selected by such persons consisting of either; (i) disinterested members of the Board of Directors; (ii) independent legal counsel; or (iii) a panel of three arbtrators. If the Company does not submit the claim to a selected forum within 30 days after notice thereof or if the selected forum fails to reach a decision within 30 days, the person covered by an Indemnification Agreement is automatically deemed to be entitled to indemnification under the Indemnification Agreement.

Third, the Indemnification Agreement does not terminate until the later of 10 years after the person ceases to serve in a capacity covered under the Indemnification Agreement or termination of all proceedings in respect to which the officer or director is granted the right of indemnification.

Fourth, the Indemnification agreement explicitly states that all dismissals, with or without prejudice, shall be deemed successful defenses if there is no finding indemnitee did not act in good faith.

Fifth, the Indemnificatin Agreement obligates the Company to use reasonable efforts to purchase and maintain insurance.

Sixth, the Indemnification Agreement prevents suits by or on behalf of the Comany against the Indemnitee two years after the person ceases to be a director or officer or serve for the Company.

Item 7.  Exemption from Registration Claimed

          Not applicable

Item 8.  Exhibits:

Exhibit No.    Description

4.1            Pioneer Hi-Bred International, Inc. Savings Plan

4.2 Articles of Incorporation of the Company, as amended, as presently in effect.

4.3            Bylaws of the Company, as amended, as presently in effect.

4.4 Amended and Restated Rights Agreement dated December 13, 1966 (incorporated by reference to Exhibit 1 to the company's Form 8A/A filed December 17, 1996, file No. 001-11551), as amended in the Company's Registration Statement on Form 8-A/A-2 (Registration Statement No. 97672184 by reference to Exhibit 1), filed August 28, 1997, including any amendment or report filed for purposes of updating such description.

4.5            Specimen of the Companh's Common Stock

5.1 Opinion of Legal Counsel (relating to legality of securities being registered).

23.1           Consent of Independent auditors.

23.2           consent of Legal Counsel (included in Exhibits 5.1 hereto).

The Registrant hereby undertakes that the Plan and any amendment thereto will be submitted to the Internal Revenue Service ("IRS") in a timely manner and all changes required by the IRS in order to qualify the plan will be made.

Item 9.  Undertakings

     (a) the undersigned Registrant hereby undertakes;

         (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration statement.

               (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-=effective amendment thereof) which, individually or in the aggregate, reprsent a fundamental change in the information set forth in the Registration statement.

4.5 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) (1)
          (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs in contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employees benefit plan's pursuant to Section 15(d0 of the Exchange act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

               The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa on the 14th day of September, 1998.

                                    PIONEER HI-BRED INTERNATIONAL, INC.
                                    Registrant



                            By:/s/ Jerry L. Chicoine
                                   Executive Vice President
                                      Chief Operating Officer & Secretary

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title


/s/ Charles S. Johnson              Chairman, President,
Charles S. Johnson                  Chief Executive Officer
                                    and Director


/s/  Jerry L. Chicoine              Executive Vice President,
Jerry L. Chicoine                   Chief Operating Officer
                                    and Director


/s/  Brian G. Hart                  Vice President
Brian G. Hart                       and Chief Financial Officer


/s/  Duane A. Suess                 Corporate Controller
Duane A. Suess


/s/ Thomas N. Urban                 Director
Thomas N. Urban


/s/  Dr. Owen J. Newlin             Director
Dr. Owen J. Newlin


/s/  Nancy Y. Bekavac               Director
Nancy Y. Bekavac


/s/ C. Robert Brenton               Director
C. Robert Brenton


/s/  Charles O. (Chad) Holliday, Jr. Director
Chad Holliday


/s/  Fred S. Hubbell                Director
Fred S. Hubbell


/s/  Luiz Kaufmann                  Director
Luiz Kaufmann

/s/  William F. (Bill) Kirk         Director
Bill Kirk

/s/  Dr. F. Warren McFarlan         Director
Dr. F. Warren McFarlan


/s/  Dr. Virginia Walbot            Director
Dr. Virginia Walbot


/s/  H. Scott Wallace               Director
H. Scott Wallace


/s/  Fred W. Weitz                  Director
Fred W. Weitz


/s/  Herman H.F. Wijffels           Director
Herman H.F. Wijffels


    Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator (Pioneer Hi-Bred International, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on September 14, 1998.


    By (Signature and Title) /s/ Charles S. Johnson
                             PIONEER HI-BRED INTERNATIONAL, INC.
                             Plan Administrator
                             Charles S. Johnson
                             Chief Executive Officer of
                             Pioneer Hi-Bred International, Inc.